EXHIBIT 5.3

CMS Cameron McKenna LLP

Delphi Corporation (the “Company”)	Mitre House
Buildings A&B	160 Aldersgate Street
5725 Delphi Drive	London EC1A 4DD

Troy	Tel +44(0)20 7367 3000
Michigan	Fax +44(0)20 7367 2000

MI 48098	DX 135316 BARBICAN 2
USA

Our Ref: MIMR/NZE 131752.00004	14 February 2013

Dear Sirs

Delphi Automotive LLP

Delphi Holdfi UK Limited

(each an “English Guarantor” and together the “English Guarantors”)

1.	Introduction

We have acted as legal advisers in England and Wales to the English Guarantors and have been asked to provide you with a legal opinion on English law matters in connection with the offer (the “Offer”) of US$800,000,000 of the Company’s 5.00% senior notes due 2023 (which will be guaranteed by, amongst others, the English Guarantors pursuant to the Supplemental Indenture) as contemplated by a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”), filed with the Securities and Exchange Commission on 19 December 2012, as supplemented by a preliminary prospectus supplement dated 11 February 2013 and a final prospectus supplement dated 11 February 2013 (the “Registration Statement”).

2.	Terminology

In this opinion letter:

2.1	“New York Law Documents” means:

2.1.1	the New York law governed indenture dated as of 14 February 2013 between, amongst others, (1) the Company (as issuer), (2) Delphi Automotive PLC (as guarantor), (3) Wilmington Trust, N.A (as trustee), and (4) Deutsche Bank Trust Company Americas

CMS Cameron McKenna LLP is a limited liability partnership registered in England and Wales with registration number OC310335. It is a body corporate which uses the word “partner” to refer to a member or an employee or consultant with equivalent standing and qualifications. A list of members and their professional qualifications is open to inspection at the registered office, Mitre House, 160 Aldersgate Street, London EC1A 4DD. Members are either solicitors or registered foreign lawyers. Regulated by the Solicitors Regulation Authority.

CMS Cameron McKenna LLP is a member of the CMS alliance of independent European law firms.

CMS offices and associated offices: Amsterdam, Berlin, Brussels, London, Madrid, Paris, Rome, Vienna, Zurich, Aberdeen, Algiers, Antwerp, Arnhem, Beijing, Belgrade, Bratislava, Bristol, Bucharest, Budapest, Buenos Aires, Casablanca, Cologne, Dresden, Dusseldorf, Edinburgh, Frankfurt, Hamburg, Kyiv, Leipzig, Ljubljana, Lyon, Marbella, Milan, Montevideo, Moscow, Munich, New York, Prague, Sao Paulo, Sarajevo, Seville, Shanghai, Sofia, Strasbourg, Stuttgart, Utrecht, Warsaw and Zagreb. www.cmslegal.com

The members of CMS are in association with The Levant Lawyers with offices in Beirut, Abu Dhabi, Dubai and Kuwait.

Notice: the firm does not accept service by e-mail of court proceedings, other processes or formal notices of any kind without specific prior written agreement.

(as registrar, paying agent and authenticating agent) as registrar, paying agent and authenticating agent) (the “Indenture”); and

2.1.2	the New York law governed supplemental indenture dated as of 14 February 2013 between (1) the Company (as issuer), (2) Delphi Automotive PLC and the English Guarantors (as guarantors), (3) Wilmington Trust Company (as trustee), and (4) Deutsche Bank Trust Company Americas (as registrar, paying agent and authenticating agent) (the “Supplemental Indenture”).

Terms defined in the Indenture shall, unless otherwise defined herein, have the same meanings when used in this opinion letter.

3.	Documents Examined

For the purpose of giving this opinion we have examined the following documents:

3.1	a copy of each of the New York Law Documents and pdf copies of the executed signature pages;

3.2	a certificate of the Secretary of Delphi Automotive LLP dated 14 February 2013 attaching:

3.2.1	a copy of the Delaware law governed fifth Amended and Restated Limited Liability Partnership Agreement of Delphi Automotive LLP dated as of 27 February 2012 (the “Partnership Agreement”), certified by the Secretary of Delphi Automotive LLP as up to date on 14 February 2013;

3.2.2	a copy of the Certificate of Incorporation of a Limited Liability Partnership dated 19 August 2009, together with a Certificate of Incorporation on Change of Name of a Limited Liability Partnership dated 8 October 2009 each in relation to Delphi Automotive LLP, certified by the Secretary of Delphi Automotive LLP as up to date on 14 February 2013;

3.2.3	a copy of the written resolutions dated 11 February 2013 adopted by the members of Delphi Automotive LLP’s approving, amongst other things, the execution and delivery of the Supplemental Indenture, certified by the Secretary of the Delphi Automotive LLP as true, complete and up to date on 14 February 2013;

3.2.4	a copy of the signatures of the authorized signatories of Delphi Automotive LLP as at the date of execution of the Supplemental Indenture, certified by the Secretary of Delphi Automotive LLP as true and correct on 14 February 2013;

3.2.5	a copy of the certificate of “good standing” in respect of Delphi Automotive LLP issued by the Registrar of Companies at Companies House on 11 February 2013;

3.3	a certificate of the Secretary of Delphi Holdfi UK Limited dated 14 February 2013, attaching:

3.3.1	a copy of the Certificate of Incorporation of a Limited Company dated 30 June 2011 together with a Certificate of Incorporation on Change of Name dated 19 August 2011 and the Articles of Association (together the “Constitutional Documents”) of Delphi Holdfi UK Limited taken from the results of our online searches of the public records on file and available for inspection at Companies House referred to in paragraph 3.4 below, certified by the Secretary of Delphi Holdfi UK Limited as up to date on 14 February 2013;

3.3.2	a copy of the written resolutions dated 11 February 2013 adopted by Delphi Holdfi UK Limited’s Board of Directors approving, amongst other things the execution and delivery of the Supplemental Indenture, certified by the Secretary of Delphi Holdfi UK Limited as true, complete and up to date on 14 February 2013;

3.3.3	a copy of the signatures of the authorized signatories of Delphi Holdfi UK Limited, certified by the Secretary of Delphi Holdfi UK Limited as true and correct on 14 February 2013; and

3.3.4	a copy of the certificate of “good standing” in respect of Delphi Holdfi UK Limited issued by the Registrar of Companies at Companies House on 11 February 2013;

3.4	the results of our online search on 6 February 2013 of the public records of each English Guarantor on file and available for inspection at Companies House which we updated on the date hereof and the results of a telephone search made by us with respect to each English Guarantor at the Central Index of Winding-Up Petitions on the date hereof at 10 am (together the “Searches”).

4.	Assumptions

In considering the documents referred to above we have assumed:

4.1	the genuineness of all signatures and seals on the New York Law Documents and that any signature or execution pages on which any such signatures and/or seals appear physically formed part of complete and final versions of those documents at the time of signing and/or sealing;

4.2	the accuracy and completeness of all facts stated in any such documents and of all representations and warranties given by or in respect of any party to the New York Law Documents (except insofar as they relate to matters of law on which we expressly opine in this opinion letter);

4.3	the authenticity and completeness of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us in electronic form or as photocopies or facsimile transmitted copies or other copies of originals and the authenticity and completeness of the originals from which such copies were taken;

4.4	that Delphi Automotive LLP was carrying on business in accordance with the Partnership Agreement on the date of execution of the Supplemental Indenture;

4.5	the lack of bad faith and the absence of fraud, coercion, duress or under influence on the part of any party to the New York Law Documents and/or its directors, employees, agents and advisers;

4.6	that the parties to the Partnership Agreement had the capacity and power to enter into the Partnership Agreement, that the Partnership Agreement was duly authorised by and duly executed and delivered by or on behalf of each of the parties to it in the form examined by us (and we have relied upon the certified copy of the Partnership Agreement referred to in Paragraph 3.2.1 above) and that the Partnership Agreement creates legal, valid, binding and enforceable obligations under the laws of Delaware by which it is expressed to be governed;

4.7	that the certificates of the Secretary of each English Guarantor referred to in Paragraphs 3.2 and 3.3 above are correct in all respects and do not fail to disclose any matters which had they been disclosed would be material in connection with the giving of the opinions contained in this opinion letter, and there have been no changes to the matters referred to in that certificate;

4.8

that the written resolutions adopted by the members of Delphi Automotive LLP, referred to in Paragraph 3.2.3 above were duly passed in accordance with the notice, quorum, voting and other similar terms of the Partnership Agreement and that any provisions contained in any relevant law or regulation relating to the declaration of members’ interests were duly observed in relation to the resolutions referred to above and that no member of Delphi Automotive LLP acted in breach of his duty in voting on any of the resolutions or members consents;

4.9	that the written resolutions adopted by Delphi Holdfi UK Limited’s Board of Directors, referred to in Paragraph 3.3.3 above were duly passed in accordance with the notice, quorum, voting and other similar requirements of the Companies Act 2006 and the Constitutional Documents;

4.10	that the Supplemental Indenture has, in fact, been delivered by or on behalf of each English Guarantor and no New York Law Document is subject to any escrow or similar arrangement;

4.11	that in entering into the Supplemental Indenture, each English Guarantor did so in good faith and for the purpose of carrying on their businesses and at the time that the Supplemental Indenture was entered into there were reasonable grounds for the members of each English Guarantor to believe that the transactions to which the Supplemental Indenture relates, and the execution and delivery by each English Guarantor of the Supplemental Indenture and the exercise of its rights and the performance of its obligations thereunder, would materially benefit each English Guarantor and be likely to promote its success for the benefit of its members as a whole;

4.12	that at the time the Supplemental Indenture was executed, neither English Guarantor had passed a voluntary winding-up resolution, that no petition had been presented to or order made by a court for the winding up or dissolution of either English Guarantor, that no application had been made to a court, and no order had been made by the court, for an administration order in respect of either English Guarantor, that no appointment of an administrator and no notice of an intention to appoint an administrator had been made out of court or been given or filed with the court in respect of either English Guarantor and that no receiver, trustee, administrator, provisional liquidator, administrative receiver or similar officer had been appointed in relation to either English Guarantor or any of its assets or revenues;

4.13	that the information disclosed in the Searches was correct and complete and remains correct and complete as at the date of this opinion letter. It should be noted, however, that the Searches may not reveal whether any of the matters referred to in paragraph 4.12 above have occurred;

4.14	that none of the parties is or will be seeking to achieve any purpose not apparent from the New York Law Documents which might render any of the New York Law Documents illegal, void or unenforceable;

4.15	that there are no provisions of the laws of any country or jurisdiction outside England which would have any implications for the opinions we express.

Our opinion is confined to, and given on the basis of, English law as applied by the English courts at the date of this opinion letter and we have made no investigation of the laws of any country or jurisdiction other than England (and, in particular, we have not made any investigation of the laws of New York) and we do not express or imply any opinion thereon. Furthermore we do not express any opinion on European Union law as it affects any jurisdiction other than England (and, for this purpose, we have assumed that all statutory instruments and/or regulations made in England in purported implementation of any directive have been duly made in accordance with that directive and are valid in all respects under English law). The opinions given in this opinion letter are strictly limited to the matters stated in Paragraph 5 below and do not extend to and are not to be read as extending by implication to any other matters in connection with the New York Law Documents. We express no opinion as to matters of fact.

This opinion letter and all non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law as at the date of this opinion letter.

5.	Opinions

Based upon and subject to the foregoing and subject to the reservations, qualifications and observations set out in Paragraph 6 below and to any matters not disclosed to us, we are of the opinion that:

5.1	Delphi Automotive LLP is a limited liability partnership duly incorporated and registered under the laws of England;

5.2	Delphi Holdfi UK Limited is a limited liability company duly incorporated and registered under the laws of England;

5.3	the Supplemental Indenture has been duly executed and delivered by or on behalf of the English Guarantors; and

5.4	each English Guarantor had the corporate power to enter into and to perform its respective obligations under the Supplemental Indenture as at the date of execution of the Supplemental Indenture and as at such date had taken all necessary corporate action to authorise the execution and delivery of, and the performance by it of its obligations under the Supplemental Indenture.

6.	Qualifications

The opinions expressed in this opinion letter are subject to matters of public policy, rules of equity, the law relating to fraud, fundamental mistake and misrepresentation and all bankruptcy, insolvency, liquidation, administration, moratorium, arrangement, reorganisation and other laws relating to or affecting the rights of creditors.

This opinion letter is addressed for your benefit in connection with the New York Law Documents and in particular, in connection with the Offer.

Without prejudice to the preceding paragraph, Davis Polk & Wardwell LLP may rely upon this opinion as if it were addressed to them, and this opinion may be filed as an exhibit to a Current Report on Form 8-K, and incorporated by reference into the Registration Statement.

This opinion letter is given by CMS Cameron McKenna LLP which assumes liability, and is responsible, for it. No individual owes or shall owe any duty of care to any person for this opinion letter.

Yours faithfully

/s/ CMS Cameron McKenna LLP CMS Cameron McKenna LLP

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